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                                                                    EXHIBIT 11.1

                       PAREXEL INTERNATIONAL CORPORATION

         STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

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                                                                                   NINE MONTHS
                                                                                      ENDED
                                                     YEAR ENDED JUNE 30,            MARCH 31,
                                                 ---------------------------   -------------------
                                                  1993      1994      1995       1995        1996
                                                 -------   ------   --------   --------     ------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)..............................  $(2,157)  $2,423   $(10,630)  $(11,313)    $2,995
Net interest income pursuant to APB 15,
  paragraph 38(b)..............................       --      123         --         --         --
                                                 -------   ------   --------   --------     ------
Net income (loss) attributable to common
  shares.......................................  $(2,157)  $2,546   $(10,630)  $(11,313)    $2,995
                                                 =======   ======   ========   ========     ======
Weighted average common shares outstanding:
  a. Shares attributable to common stock
     outstanding...............................      726      750        842        841      6,034
  b. Shares attributable to convertible
     preferred stock outstanding...............       --    4,200         --         --         --
  c. Shares attributable to common stock
     options and preferred stock warrants
     pursuant to APB 15........................       --      796         --         --        238
  d. Shares attributable to common stock
     options pursuant to SAB 83................        1        1          1          1         --
                                                 -------   ------   --------   --------     ------
Weighted average common shares outstanding.....      727    5,747        843        842      6,272
                                                 =======   ======   ========   ========     ======
Net income (loss) per share....................  $ (2.97)  $ 0.44   $ (12.61)  $ (13.44)    $ 0.48
                                                 =======   ======   ========   ========     ======
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